Exhibit 10.22

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is made effective as of May 16, 2011, (the “Effective Date”) by and between ARTHUR TRETYAK (“Executive”), a resident of Illinois, and AUTOCASH INC. (“Company”), a Delaware corporation. Because Company desires to employ Executive and because Executive desires to be employed by Company, both parties, in consideration of the mutual and exchanged promises and agreements contained herein and of wages paid and services rendered hereunder, hereby agree as follows:

Section 1.  Employment.

(a)              Subject to the terms contained in this Agreement, Company hereby employs Executive and Executive hereby accepts such employment. Initially, Executive shall have the title of Senior Vice President of Operations of Company, though this position and title subsequently may be changed by Company as Company or its needs grow or change. Executive shall perform all duties assigned by the Chief Executive Officer of Company (“CEO”) the President of Company or their designee. Executive shall devote his full business time and best efforts exclusively to rendering services on behalf of Company. Executive may, however, participate in charitable activities, manage his personal investments and serve on boards of directors of companies that do not compete with Company provided that such activities do not interfere with the performance of Executive’s duties hereunder and do not create any conflict of interest with Company or Executive’s duties hereunder (“Permitted Activities”). Executive agrees to perform faithfully, industriously, and to the best efforts of Executive’s experience and talent all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Company. Such duties shall be provided at such place(s) and time(s) as Company may require.

(b)              The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue for four (4) years from that date, unless terminated earlier as set forth in Section 4 (“Termination”) below. Upon expiration of the Term, no payments shall be due to Executive pursuant to Section 4 (“Termination”) and all obligations under this Agreement, except those in Sections 3(d), 6, 7, 8 and 9 (“Indemnification,” “Nondisclosure of Trade Secrets and Confidential Information,” “Nonsolicitation and Noncompetition,” “Nonrecruitment of Executives” and “Rights to Materials and Return of Materials,” respectively), which Sections expressly survive termination or expiration, shall expire and the parties shall no longer be bound by them.

(c)               Executive recognizes that he owes a duty of loyalty to Company and he agrees that, while he is employed by Company pursuant to this Agreement, he shall not be engaged in any other business, though he may engage in the Permitted Activities subject to the conditions set forth above. Executive shall provide Company with all information, suggestions and recommendations Executive conceives or learns relating to Company’s business or business plans that could be of benefit to Company. Executive shall refrain from any activity or action that creates a conflict of interest with Company, creates the appearance of a conflict of interest with Company or reasonably could be expected to have a detrimental effect upon any aspect of Company’s performance or reputation or upon Executive’s ability to perform his duties.

Section 2.  Compensation.

(a)              Base Salary. Executive shall be paid salary, initially calculated at the monthly rate of Forty-One Thousand, Six Hundred and Sixty-Six Dollars and Sixty-Six Cents ($41,666.66), (approximately equal to a rate of $500,000.00 per year) less withholding for taxes and deductions for other appropriate items (“Base Salary”). Executive’s Base Salary shall be paid on a schedule in accordance with Company’s regular payroll schedule for management employees. Any salary increases shall be in the discretion of the CEO or his designee. Company shall not reduce Executive’s Base Salary rate without Executive’s express consent. All compensation payments will cease upon termination or expiration of this Agreement; provided, however, that Executive shall be paid for all time worked prior to the termination or expiration.

(b)              Short-Term Bonus Compensation. During Executive’s employment hereunder, Executive will be eligible to receive an annual incentive payment calculated at a rate of Five Percent (5%) of Company’s consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the preceding fiscal year (the “Short-Term Bonus”). Company’s method of calculating EBITDA and the amount of the bonus shall be consistent with its calculation of EBITDA for other purposes and shall be determinative. A prerequisite to Executive’s eligibility to earn or receive the annual incentive payment shall be that he has remained actively and continuously employed hereunder from the Effective Date through the last day of the fiscal year for which the Short-Term Bonus is payable or through the expiration date of this Agreement, whichever is earlier, unless Executive dies, is terminated due to Disability, as defined below, or is terminated without Cause or terminates his employment for Good Reason during the Term of this Agreement, in which case, the Short-Term Bonus shall be payable on a pro rata basis, in accordance with a proration formula based upon the percentage that the number of calendar days elapsed during the fiscal year at the time Executive dies, receives a Disability Notice (as herein defined), is terminated without Cause or terminates for Good Reason represents of the 365 calendar days in the fiscal year. The Short-Term Bonus shall be calculated and paid prior to March 15 of the year following the fiscal year for which it is payable.

(c)               Long-Term Incentive Compensation. During Executive’s employment hereunder, Executive will be eligible to receive awards pursuant to the terms of the Company’s Phantom Stock Plan (the “Phantom Stock Awards”), as it may be amended from time to time pursuant to the terms thereof. A prerequisite to Executive’s eligibility to earn or receive Phantom Stock Awards shall be that he is actively employed on the date of award and the date of vesting and that he has remained actively and continuously employed hereunder from the Effective Date through the date of award and the date of vesting.

(d)              Treatment of Other TMX Subsidiary Business Run on AutoCash Platform. TMX Finance LLC (“TMX”) and the Company agree that on-line lending business shall be conducted through the Company but recognize that on-line activities (including but not limited to on-line advertising, website content, and e-mail) may drive customer traffic to TMX subsidiaries’ brick and mortar locations or otherwise. Any loan that is closed on-line through the internet-based loan processing system operated by the Company will be allocated to the Company and will be included in the Company’s receipts for determining EBITDA for purposes of this Agreement. Any loan that is not closed on-line through such process (whether via a physical closing in a TMX subsidiary’s brick and mortar location or otherwise, including any renewal of such loan or an additional loan to a TMX subsidiary customer) will not be so allocated to the Company, even if the customer’s initial contact was through the internet, via email, or by other electronic means; provided, however, that if the Company incurs costs or otherwise utilizes resources for any such excluded loans or loan renewals, there shall be an adjustment to EBITDA to reflect a carve out of the costs or resources expended with respect to such excluded loans or loan renewals. Furthermore, in the event an Affiliate of TMX, as a result of legislation, regulations or binding judicial precedent, decides to discontinue its loan or title pawn operations and to direct all of its customers to the Company, any transaction with a customer of such Affiliate shall not be allocated to the Company; provided, however, the Chief Executive Officer of TMX shall have the discretion to determine whether any allocation to the Company’s EBITDA for purposes of this Agreement, or any compensation shall be paid to Executive, in connection with any revenue generated by those transactions and, if so, what the structure and amount of that allocation or compensation will be.

Section 3.  Benefits.

(a)              Employee Benefit Plans. Executive shall be provided the opportunity to participate in employee benefit plans made available from time to time to the majority of Titlemax of Georgia, Inc.’s similarly -situated management employees, subject to the terms, conditions and eligibility requirements of each benefit plan.

(b)              Paid Time Off. Executive shall be eligible to participate in Company’s Paid Time Off (“PTO”) program, subject to the terms of the applicable PTO policy.

(c)               Business Expenses. Executive shall be entitled to reimbursement of all ordinary and necessary business expenses reasonably and necessarily incurred for business travel, communications, entertainment and meals in connection with the performance of Executive’s duties under this Agreement for the benefit of Company and subject to Company’s established policies for reimbursement of business expenses. Notwithstanding the foregoing, if any such payments or reimbursements are includible in Executive’s federal gross taxable income, (i) the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, (ii) the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred, and (iii) Executive’s rights pursuant to this Section 3(c) shall not be subject to liquidation or exchange for another benefit.

(d)              Indemnification. Company agrees to abide by the indemnification provisions set forth in Exhibit A, which are incorporated herein by reference. To the extent that

Company’s bylaws conflict with Exhibit A, Exhibit A shall control. Any applicable indemnification provisions in Company bylaws that do not conflict with Exhibit A shall control the indemnification issues to which they apply.

Section 4.  Termination.

Notwithstanding anything contained herein to the contrary, this Agreement may be terminated at any time by either party in accordance with the following terms:

(a)              Death. In the event of Executive’s death, this Agreement shall terminate immediately and Company shall be obligated to Executive’s family or estate only for pro-rated Base Salary and pro-rated Short-Term Bonus accrued as of the date of Executive’s death. In addition, provided that Executive’s death occurs after the “Commercial Launch,” as defined in the Phantom Stock Plan, Executive’s Phantom Stock Awards outstanding as of the date of Executive’s death shall vest on a pro rata basis, as set forth in the applicable award agreement. Executive’s estate also shall be entitled to retain, subject to the terms of the Phantom Stock Plan, all of Executive’s outstanding Phantom Stock Awards which are vested as of the date of Executive’s death (including any that become vested as a result of such event).

(b)              Disability. The Company may terminate this Agreement if Executive shall suffer a “Disability”. For purposes of this Agreement, the term “Disability” shall mean Executive’s inability to perform the essential functions of his position, with or without reasonable accommodation, for a period of ninety (90) consecutive days or one hundred-eighty (180) days in any twelve-month period. In such event, Company shall have the option to terminate this Agreement, which option may be exercised by written notice from Company to Executive (a “Disability Notice”), and which Disability Notice shall be effective on the date of delivery. Upon termination due to Disability of Executive, Company shall be obligated to pay Executive pro-rated Base Salary and pro-rated Short-Term Bonus. In addition, provided that the date of the Disability Notice is after the Commercial Launch, Executive’s Phantom Stock Awards outstanding as of the date of the Disability Notice shall vest on a pro rata basis, as set forth in the applicable award agreement. Executive also shall be entitled to retain, subject to the terms of the Phantom Stock Plan, all of Executive’s outstanding Phantom Stock Awards which are vested as of the date of the Disability Notice (including any that become vested as a result of such event).

(c)               Termination Without Cause. Company may terminate Executive’s employment at any time without Cause (as defined below) by providing Executive with written notice of the termination. If Company terminates Executive’s employment without Cause hereunder, Company shall be obligated to pay Executive’s pro-rated Base Salary and pro-rated Short-Term Bonus only through the actual effective date of termination. In addition, provided that the date of the termination of Executive’s employment without Cause is after the Commercial Launch, Executive’s Phantom Stock Awards outstanding as of the date of such termination shall vest on a pro rata basis, as set forth in the applicable award agreement. Executive shall also be entitled to retain, subject to the terms of the Phantom Stock Plan, all of Executive’s outstanding Phantom Stock  Awards which are vested as of  the effective date of termination of Executive’s employment without Cause. In addition, if Executive executes a separation agreement including a general release, reaffirmation of certain covenants in this Agreement, and other promises, in a form acceptable to Company, and Company terminates Executive’s employment without Cause hereunder, Company shall pay to Executive an amount equal to six (6) months of Base Salary plus his pro -rated Short- Term bonus for the fiscal year in which his employment was terminated, if any, less withholding for taxes and deductions for other appropriate items, payable in equal installments over a six-month period in accordance with the Company’s usual payroll practices as exercised or amended from time to time. Any separation agreement required under this Section 4(b) must be executed and all revocation periods relating to a waiver or release of claims contained in such separation agreement must have expired within 60 days after the date of termination, failing which any severance payment shall be forfeited. Company may commence the severance period under this Section 4(b) at any time during such sixty (60)-day period. Company shall have no other payment obligation under this Agreement or otherwise. Allowing the Agreement to expire, giving notice of expiration or terminating Executive’s employment after expiration of the Agreement shall not be considered to be termination without Cause for purposes of this Agreement. Unless specifically required to be paid by law, other compensation and benefits, including accrued but unused vacation time, will not be provided or paid after termination. Each installment severance payment under this Section 4(b) shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

(d)              Termination for Cause. Company may terminate Executive’s employment at any time for Cause by providing Executive with written notice of the termination. “Cause” shall mean the following:

(i) any conduct by Executive involving moral turpitude or that could cause damage to the reputation of Company;

(ii) Executive’s commission or conviction of, or pleading guilty or nolo contendere (or any similar plea or admission) to, a felony or a criminal act involving dishonesty or other moral turpitude;

(iii) any misconduct on the part of Executive in complying with the terms of this Agreement, in connection with his employment or in connection with or affecting the business of the Company or any affiliate company of Company;

(iv) any dishonesty by Executive, including failure to report to Company the dishonesty of other employees or representatives of Company;

(v) any failure to abide by laws applicable to him in his capacity as an employee, officer or director of Company or applicable to Company or any of its affiliate companies;

(vi) any failure or refusal on the part of Executive to perform his material duties under this Agreement;

(vii) any failure or refusal to obey lawful directives from the CEO, the President or either of their designees;

(viii) any disclosure or use of protected trade secrets of a prior employer, violation of any applicable restrictive covenant to which Executive is subject in connection with any prior employer, or violation of any applicable law in connection with use or disclosure of trade secrets, recruiting of employees of a prior employer, soliciting customers of prior employer or engaging in competition of a prior employer;

(ix) any violation of any policy or code of Company relating to equal employment opportunity, harassment, business conduct, ethics, legal compliance or conflict of interest;

(x) neglect of reasonably assigned duties;

(xi) use of illegal drugs, abuse of other controlled substances or working under the influence of alcohol or other controlled substances; and

(xii) any breach by Executive of any obligation under this Agreement.

In the event that Company seeks to terminate Executive’s employment for Cause and that any of subsection (vi), subsection (vii), subsection (x) or subsection (xii) is the sole reason for termination for Cause, Executive shall have the following cure provisions and rights: the Company shall furnish to Executive in writing a notice of the subsection relied upon and describing the facts establishing Cause under that subsection. Executive shall then have a period of ten (10) days after receipt of such written notice of proposed termination by the Company in which to attempt to effect a cure of the specified Cause. If at the end of such ten (10) day period no such cure has been effected, then Executive’s employment shall be terminated as of the end of such ten (10) day period. The Company shall be obligated to provide to Executive only one such notice of proposed termination, and if subsequent to effecting a cure of specified deficiencies Executive is determined by the CEO to have committed Cause under any subsection above (including, without limitation, subsections (vi), (x) or (xii)), then his employment may be terminated immediately for Cause upon the Company’s giving of notice of termination to Executive. If Company terminates Executive’s employment for Cause hereunder, Company shall only be obligated to pay Executive’s prorated Base Salary through the actual effective date of termination and shall have no other payment obligation or other liability to Executive under this Agreement or otherwise, and Executive shall forfeit all Phantom Stock Awards under the Phantom Stock Plan, whether vested or unvested. Unless specifically required to be paid by law, other compensation and benefits will not be provided or paid after termination.

(e)               Termination by Executive for Good Reason. The Executive may terminate his employment with Company at any time for Good Reason by providing Company with written notice of termination for “Good Reason”. The term “Good Reason” shall mean: (i) the Company requires Executive to move to a place of employment outside the Chicago, Illinois metropolitan area; and (ii) Company fails to pay Executive’s Base Salary, Short-Term Bonus or Phantom Stock Awards, excluding delays or failure to pay due to payroll mistakes, payroll processing difficulties, miscalculation of amounts due or withholding of payments due to good faith disputes over entitlement to payment or over calculation. In the event that Executive seeks to terminate his employment for Good Reason, Company shall have the following cure provisions and rights: Executive shall furnish to Company in writing a notice of the subsection relied upon and describing the facts establishing Good Reason under that subsection. Company shall then have a period of ten (10) days after receipt of such written notice of proposed termination by Executive in which to attempt to effect a cure of the specified Good Reason. If at the end of such ten (10) day period no such cure has been effected, then Executive may terminate his employment for Good Reason as of the end of such ten (10) day period by providing written notice of the failure to cure and of the termination date. Executive shall be obligated to provide the Company only one such notice of proposed termination, and if subsequent to effecting a cure of specified Good Reason, the Company commits Good Reason again (excepting payroll mistakes, payroll processing difficulties, miscalculation of amounts due or withholding of payments due to good faith disputes over entitlement to payment or over calculation) then Executive may terminate his employment immediately for Good Reason upon giving notice of termination to the Company. If the Executive terminates his employment for Good Reason, the Company shall be obligated to pay Executive’s pro-rated Base Salary through Executive’s last date of employment. In addition, provided that the effective date of Executive’s termination of his employment for Good Reason is after the Commercial Launch, Executive’s Phantom Stock Awards outstanding as of the date of such termination shall vest on a pro rata basis, as set forth in the applicable award agreement. Executive shall also be entitled to retain, subject to the terms of the Phantom Stock Plan, all of Executive’s outstanding Phantom Stock Awards which are vested as of the effective date of the Executive’s termination of his employment for Good Reason. In addition, if Executive executes a separation agreement including a general release, reaffirmation of certain covenants in this Agreement, and other promises, in a form acceptable to Company, and Executive terminates his employment with Good Reason hereunder, Company shall pay to Executive an amount equal to six (6) months of Base Salary plus his pro -rated Short-Term bonus for the fiscal year in which his employment was terminated, if any, less withholding for taxes and deductions for other appropriate items, payable in equal installments over a six-month period in accordance with the Company’s usual payroll practices as exercised or amended from time to time. Any separation agreement required under this Section 4(e) must be executed and all revocation periods relating to a waiver or release of claims contained in such separation agreement must have expired within 60 days after the date of termination, failing which any severance payment shall be forfeited. Company may commence the severance period under this Section 4(e) at any time during such sixty (60)-day period. Company shall have no other payment obligation under this Agreement or otherwise. Allowing the Agreement to expire, giving notice of expiration or terminating Executive’s employment after expiration of the Agreement shall not be considered to be termination without Cause for purposes of this Agreement. Unless specifically required to be paid by law, other compensation and benefits, including accrued but unused vacation time, will not be provided or paid after termination. Each installment severance payment under this Section 4(e) shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

(f)               Removal from the Board and all Officer Positions. Termination of Executive’s employment for any reason shall constitute Executive’s resignation from the Board of Directors of the Company, and from all officer positions, to the extent that the Executive is a Director and/or officer at such time.

Section 5.  Conditions of Employment.

(a)              In accordance with the Immigration Reform Control Act of 1986, Executive must provide Company with documents demonstrating his identity and authorization to work in the United States. If Executive fails to provide said documents to Company, the Company’s offer of employment and this Agreement will be null and void. Executive shall execute accurately and sign an I-9 form within the first three (3) working days of Executive’s employment.

(b)              Executive hereby warrants that he is not subject to any contract or other agreement with any other employer prohibiting or restricting his ability to work for Company or any other employer, to solicit any potential customer, or to recruit any potential employee or otherwise restricting in any way his right or ability to carry out fully any duties assigned to him as an employee of Company. Executive agrees that he will not breach any such covenant or agreement during his employment hereunder and Company acknowledges that it does not intend to expand Executive’s duties in such a way as to require him to violate any such covenant. The accuracy and making of this warranty and agreement is a prerequisite to Executive’s employment with Company and to the making of this Agreement. If this warranty is not accurate or is breached in any way by Executive, the Company’s offer or employment and this Agreement will be null and void.

(c)               Executive hereby warrants that he has not, prior to leaving the employ of such other employer, recruited any other employee of any other employer to leave that employer’s employment or to come to work with Company. The accuracy and making of this warranty is a prerequisite to Executive’s employment with Company and to the making of this Agreement. If this warranty is not accurate or is breached in any way by Executive, the Company’s offer or employment and this Agreement will be null and void.

(d)              Executive hereby warrants that he has not removed or retained any trade secrets or confidential information from any other employer and has not provided trade secrets or confidential information of any other employer to Company. The accuracy and making of this warranty is a prerequisite to Executive’s employment with Company and to the making of this

Agreement. If this warranty is not accurate or is breached in any way by Executive, the Company’s offer or employment and this Agreement will be null and void.

(e)               Executive hereby warrants that he has not breached any contract or other agreement with any other employer. The accuracy and making of this warranty is a prerequisite to Executive’s employment with Company and to the making of this Agreement. If this warranty is not accurate or is breached in any way by Executive, the Company’s offer or employment and this Agreement will be null and void.

Section 6.  Nondisclosure of Trade Secrets and Confidential Information.

(a)              Trade Secrets Defined. As used in this Agreement, the term “Trade Secrets” shall mean all secret, proprietary or confidential information regarding Company or Company activities that fits within the definition of “trade secrets” under Illinois law. Without limiting the foregoing or any definition of Trade Secrets, Trade Secrets protected hereunder generally shall be defined as information, including a formula, pattern, compilation, program, device, method, technique, or process that: (1) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. To the extent consistent with the Illinois law, and without limiting the foregoing, Trade Secrets shall include all source codes and object codes for Company software and all technical or non-technical data, project plans and information, compilations, programs and methods, techniques, drawings, processes, financial data, lists of actual customers and potential customers, customer preference information, information on customer needs, cards or lists containing the names, addresses, and/or business locations of past, present and prospective development targets and/or partners, business plans, reports, price lists, product formulae, methods and procedures relating to services to the extent that such information fits within the definition of trade secrets under Illinois law. Nothing in this Agreement is intended, or shall be construed, to limit or abrogate the protections of Illinois law or any other applicable law protecting trade secrets or other confidential information. “Trade Secrets” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company. This definition shall not limit any definition of “trade secrets” or any equivalent term under the Illinois Trade Secrets Act or any other state, local or federal law.

(b)              Confidential Information Defined. As used in this Agreement, the term “Confidential Information” shall mean all information regarding Company, Company’s activities, Company’s business or Company’s clients that is not generally known to persons not employed (as employees or independent agents) by Company, that does not rise to the level of a Trade Secret, but that is not generally disclosed by Company practice or authority to persons not employed by Company and is the subject of reasonable efforts to keep it confidential. Confidential Information shall include, but not be limited to, project plans and information, customer preference information, information on customer needs, customer contact information, product concepts, production techniques, technical information regarding Company products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company business plans, current and future development and expansion or contraction plans of Company, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of Company and certain information concerning the strategy, tactics and financial affairs of Company. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company. This definition shall not limit any definition of “confidential information” or any equivalent term under the Illinois Trade Secrets Act or any other state, local or federal law.

(c)               Nondisclosure of Confidential Information and Trade Secrets. During Executive’s employment hereunder and for a period of two (2) years after Executive’s employment with Company terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Confidential Information to any person, concern or entity, or make use of any such Confidential Information, directly or indirectly, for himself or for others, without the prior express written consent of the General Counsel of Company, unless compelled to do so by a valid subpoena or other order of a court of competent jurisdiction. During Executive’s employment hereunder and perpetually thereafter, for so long as the information remains a Trade Secret, Executive shall not directly or indirectly transmit or disclose any Trade Secrets to any person, concern or entity, or make use of any such Trade Secrets, directly or indirectly, for himself or for others, without the prior express written consent of the General Counsel of Company, unless compelled to do so by a valid subpoena or other order of a court of competent jurisdiction. Executive warrants that he has not disclosed or used for his own benefit or the benefit of anyone other than Company any Confidential Information or Trade Secrets prior to the execution of this Agreement. Nothing in this provision shall be construed to limit any right, remedy, or relief to which Company may be entitled under the Illinois Trade Secrets Act or any other local, state or federal law.

(d)              Enforceability of Covenants. Executive and Company agree that Executive’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Company to perform their obligations under any provision of this Agreement or other agreements with Company shall not constitute a defense to the enforceability of these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Company under federal, state or local law. The provisions of this Section 6 shall survive the termination of this Agreement.

Section 7.  Nonsolicitation and Noncompetition.

(a)              Nonsolicitation of Customers. Executive hereby agrees that, during employment with Company and for one (1) year after Executive’s employment terminates for any reason, Executive shall not, directly or indirectly, on behalf of himself or of anyone other than Company, solicit or attempt to solicit for the purpose of engaging in the sale or making through the Internet of first or second lien title loans or pawn transactions secured by vehicles or otherwise performing the same or substantially the same functions Executive performed for Company (the “Business Activities”), any customer or client of Company whom Executive actively solicited, with whom Executive worked or with whom Executive otherwise had material contact in the course of Executive’s employment with Company within the two (2) years prior to termination of his employment with Company. Executive agrees to exercise his best efforts to prevent any of the activities listed in this Section 7 from occurring.

(b)              Noncompetition. Executive hereby agrees that, during employment with Company and for one (1) year after Executive’s employment terminates for any reason, Executive shall not, within the Restricted Area, without the prior written consent of the CEO, which consent may be withheld at the sole discretion of the CEO, engage or participate in the Business Activities as a business executive, officer, manager, consultant for operations or management activities, sales executive, salesperson, or any other role or position that involves competing with Company, on his own behalf or for any business or enterprise that competes with Company. For purposes of this Section 7(b), the “Restricted Area” shall be the area where Executive is responsible for carrying out the Business Activities on behalf of Company, which consists of the following: all states in the United States of America in which the Company is qualified to do business. Executive agrees to exercise his best efforts to prevent any of the activities listed in this Section 7 from occurring.

(c)               Enforceability of Covenants. Executive acknowledges that the Company has a present and future expectation of business within the geographic areas served by the Company and from the present and proposed customers of the Company. Executive acknowledges the reasonableness of the term, geographic area, scope of activities and other aspects of the scope of the covenants set forth in this Agreement, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Executive further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Executive and Company agree that Executive’s obligations under the above covenant are separate and distinct under this Agreement, and the failure or alleged failure of Company to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant; provided, however, that the noncompete covenant contained in Section 7(b) shall not be enforceable if and while Company fails to pay compensation due to Executive pursuant to Section 2 or Section 4 of this Agreement, excepting payroll mistakes, payroll processing difficulties, miscalculation of amounts due or withholding of payments due to good faith disputes over entitlement to payment, over calculation of a payment or over the reason for termination or resignation, within thirty (30) days after receiving accurate written notice from Executive that Company has failed to make payment and demanding that such payment be made. Executive agrees that any breach of this covenant will result in irreparable damage and injury to Company and that Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Executive also agrees that he shall be responsible for all damages incurred by Company due to any breach of the restrictive covenants contained in this Agreement and, if Company succeeds in enforcing any portion of any restrictive covenant or otherwise prevails in any action for enforcement or breach, that Company shall be entitled to have Executive pay all costs and attorneys’ fees incurred by Company in any such action for enforcement or breach. The provisions of this Section 7 shall survive the termination of this Agreement.

Section 8.  Nonrecruitment of Employees.

(a)              Nonrecruitment of Employees. Executive hereby agrees that, during employment with Company and for one (1) year after Executive’s employment terminates for any reason, Executive shall not, directly or indirectly, on behalf of himself or of anyone other than Company, solicit or recruit for employment or encourage to leave employment with Company, any person with whom Executive worked during Executive’s employment, and who has not thereafter ceased to be employed by Company for a period of at least one (1) year. Executive agrees to exercise his best efforts to prevent any of the activities listed in this Section 8 from occurring.

(b)              Enforceability of Covenants. Executive and Company agree that Executive’s obligations under this nonrecruitment covenant is separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Company to perform their obligations under any provision of this Agreement or other agreements with Company shall not constitute a defense to the enforceability of these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Company under federal, state or local law. Executive agrees that any breach of this covenant will result in irreparable damage and injury to Company and that Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Executive acknowledges the reasonableness of the term and scope of the covenant set forth in this Section, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Executive also agrees that he shall be responsible for all damages incurred by Company due to any breach of the restrictive covenants contained in this Agreement and, if Company succeeds in enforcing any portion of any restrictive covenant or otherwise prevails in any action for enforcement or breach, that Company shall be entitled to have Executive pay all costs and attorneys’ fees incurred by Company in any such action for enforcement or breach. The provisions of this Section 8 shall survive the termination of this Agreement.

Section 9.  Rights to Materials and Return of Materials.

All records, files, software, software code, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, technical information, information on the use, development and integration of software, and the like (together with all copies of such documents and things) relating to the business of Company, which Executive shall use or prepare or come in contact with in the course of, or as a result of, Executive’s employment or other engagement by Company shall, as between the parties to this Agreement, remain the sole property of Company. Laptop computers, other computers, software and related data, information and things provided to Executive by Company or obtained by Executive, directly or indirectly, from Company, also shall remain the sole property of Company. Upon the termination of Executive’s employment or upon the prior demand of Company, Executive shall immediately return all such materials and things to Company and shall not retain or provide to others any copies, excerpts, summaries, abstracts or other representations thereof. Executive shall not remove or participate in removing any such materials or things from the premises of Company after termination or Company’s request for return. For purposes of this Section 9, “Company” shall include AutoCash Inc. and all other subsidiaries and affiliate companies of AutoCash Inc. The obligations in this Section shall survive termination or expiration of this Agreement.

Section 10.  Protected Works.

(a)              Protected Works. The term “Protected Works” as used in this Agreement means any and all ideas, inventions, formulas, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, or subject to copyright or trademark or trade secret protection, developed and produced by Executive pursuant to this Agreement or other agreements between Executive and Company and used or intended for use by or on behalf of Company, or Company’s clients.

(b)              Ownership and Assignment of Protected Works. Executive agrees that any and all Protected Works developed by Executive during his employment or other engagement with Company under this Agreement and during his employment with, or other engagement by Company prior to the execution of this Agreement (whether as employee or independent contractor) are the sole property of Company, and that no compensation in addition to the amounts set forth in Section 2 of this Agreement is due to Executive for development or transfer of such Protected Works. Executive hereby assigns and agrees to assign all of his respective rights, title and interest in Protected Works, including all patents or patent applications, and all copyrights therein, to Company. Executive further agrees at Company’s request and without further consideration, but at the expense of Company, that Executive will communicate to Company any facts known to Executive and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisional, continuing, continuation-in-part, or reissue applications, all assignments, all registration applications and all other instruments or papers to carry into full force and effect, the assignment, transfer and conveyance hereby made or intended to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by Company. Executive agrees that he will not apply for any state, federal, or other jurisdiction’s registration of rights in any of the Protected Works and that he will not oppose or object in any way to applications for registration of same by Company or others designated by Company. Executive agrees to exercise reasonable care to avoid making the Protected Works available to any third party. Executive also agrees that he shall be liable to Company for all damages, including reasonable attorneys’ fees and other expenses of litigation, if the Protected Works are made available to third parties in any manner by Executive without the express written consent of Company.

(c)               Executive agrees to disclose and describe to Company, as soon as possible after their creation, (i) all copyrightable works, databases, data and other “Protected Works,” as defined in subsection (a) above, which are created by Executive, either alone or with others, during the term of Executive’s employment, or in connection with the formation of Company, and (ii) all Protected Works which are based in whole or in part upon Confidential Information or Trade Secrets and are created by Executive, either alone or with others, within one (1) year after Executive’s leaving Company’s employ.

(d)              There is no other contract or duty on Executive’s part now in existence to assign Protected Works to anyone other than Company. Executive will not disclose or induce Company to use any confidential information or material that Executive is now or shall become aware of which belongs to anyone other than Company. During Executive’s employment by Company, Executive will not engage in any employment, consulting or other activity in any business competitive with Company’s business as presently conducted or as conducted at any future time during Executive’s employment.

Section 11.  Works Made for Hire.

Company and Executive acknowledge that in the course of Executive’s employment by Company, Executive may from time to time create for Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, software, software integration techniques, software codes, and data, technical data, photographs, drawings, logos, designs, artwork or other copyrightable material, or portions thereof, and may be created within or without Company’s facilities and before, during or after normal business hours. All such works related to or useful in the business of Company are specifically intended to be works made by hire by Executive, and Executive shall cooperate with Company in the protection of Company’s copyrights in such works and, to the extent deemed desirable by Company, the registration of such copyrights.

Section 12.  Compliance with Policies and Laws.

(a)              Policies. Executive agrees to comply with any and all Company policies, work rules and standards of conduct.

(b)              Laws. Executive agrees to abide by the laws of the United States and all other applicable jurisdictions and to make his best efforts to act in the best interest of Company.

Section 13.  Miscellaneous.

(a)              Severability and Attorneys’ Fees. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because of its duration, the territory, the definition of activities or the definition of information covered is invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws. The parties agree that, except with respect to Sections 6, 7, 8, 9, and 10 of this Agreement, if either party brings an action to enforce any provision of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party the prevailing party’s costs of such enforcement, including reasonable attorneys’ fees. For purposes of this section, the “prevailing party” shall be the party that is deemed by the judge in the action to have prevailed more substantially than the other party.

(b)              Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c)               Withholding of Taxes. Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes and withholdings as shall be required pursuant to any applicable law, rule or regulation as well as any amounts owed by Executive to Company.

(d)              Notice. For purposes of this Agreement, all communications including, without limitation, notices, consents, requests or approvals, provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) business days after having been mailed by United States registered mail or certified mail, return receipt requested, postage prepaid, addressed to Company (to the attention of the Chief Officer, Tracy Young), with a copy to Company’s General Counsel, at his law firm office, located at Gray & Pannell LLP, 24 Drayton Street, Savannah, Georgia, 31401, or to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except the notices of change of address shall be effective only upon receipt.

(e)               Governing Law. This Agreement shall be deemed to be made in and shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Illinois (without giving effect to the conflict of law principles thereof). No provision of this Agreement or any related documents shall be construed against, or interpreted to the disadvantage of, any party hereto by any court or any governmental or judicial authority by reason of such party having, or being deemed to have, structured or drafted such provision.

(f)               Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and this is the complete and exclusive statement of the terms of their agreement, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement supersedes any former agreements governing the same subject matter. Nothing in this Agreement, however, shall be deemed to supersede or limit Executive’s obligations under the Non-Disclosure and Non-Solicitation Agreement executed by Executive. This Agreement may be modified only by a written instrument signed by each of the parties hereto expressly stating that it is intended to amend this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AUTOCASH INC.		EXECUTIVE

By:	/s/ Tracy Young	/s/ Arthur Tretyak
	Tracy Young, CEO	Arthur Tretyak

TMX Finance, LLC hereby joins in the execution of this Agreement for the purpose of guaranteeing the payment of Company’s obligations under Sections 2, 3 and 4 of this Agreement.

TMX FINANCE, LLC

By:	/s/ Tracy Young
Tracy Young, Manager

EXHIBIT A

INDEMNIFICATION

1.             Right to Indemnification. Company shall, upon a request to do so pursuant to Section 2 of this Exhibit A below, indemnify Executive if he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer, employee or agent of Company or is or was serving at the request of Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, to the maximum extent allowed by Title 8, Section 145 of the Delaware Code, upon the determination by Company that such indemnification is proper in accordance said Section 145.  Expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Company.

2.             Procedure. In order to obtain indemnification under Section 1 of this Exhibit A, Executive shall request such indemnification of Company by notifying Company of the following:

(a)                                 an identification of the claimant and the substance and amount of the claim or claims alleged against him;

(b)                                 the forum in which such claims have been asserted;

(c)                                  the date or dates upon which such claims were asserted;

(d)                                 the defenses made or intended to be made to such claims;

(e)                                  the current status of such claims;

(f)                                   the date upon which, or the period within which, resolution of such claims can reasonably be expected; and

(g)                                  the anticipated amounts, or probable range of amounts, for which Company will be responsible upon any such indemnification.

Within sixty (60) days of its receipt of such notice, Company shall arrange for and make the determination as to whether indemnification is proper under the circumstances as provided in Title 8, Section 145 of the Delaware Code. If Company fails to take such action, Executive may call a special meeting of the shareholders of Company at the principal office of Company. Notice of the special meeting shall be given, and the special meeting shall be conducted in accordance with Article Three of Company’s Bylaws (or such successor provision as may be substituted from time to time). Executive shall provide a copy of the notice sent to Company requesting indemnification with his notice to the shareholders of the special meeting.

3.             Payment of Insurance Proceeds. If Company purchases and maintains insurance on behalf of Executive pursuant to this Article Seven of Company’s Bylaws, and if proceeds of such insurance are paid to Executive in connection with the matters upon which he has sought indemnification, Company shall not indemnify Executive except to the extent that the amounts sought have not been paid by the proceeds of such insurance.